Exhibit 99.3

The financial information relating to CamelBak Acquisition Corporation and Subsidiaries as of and for the fiscal year ended December 31, 2014 included herein has been derived from the audited financial statements of CamelBak Acquisition Corporation and Subsidiaries. Such financial statements were audited under the standards promulgated by the American Institute of Certified Public Accountants, but not the standards promulgated by the Public Company Accounting Oversight Board. We believe that this does not have a material impact on the understanding of CamelBak Acquisition Corporation and Subsidiaries' results of operations, financial condition, liquidity and related operating and financial trends.

Consolidated Financial Statements and Report of Independent Certified Public Accountants
CamelBak Acquisition Corporation and Subsidiaries
December 31, 2014

Report of Independent Certified
Public Accountants

Board of Directors and Stockholders
CamelBak Acquisition Corporation and Subsidiaries

We have audited the accompanying consolidated financial statements of CamelBak Acquisition Corporation and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CamelBak Acquisition Corporation and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP

San Francisco, California
March 12, 2015

CamelBak Acquisition Corporation and Subsidiaries

Consolidated balance sheet

As of
December 31, 2014

Assets
Current assets
Cash and cash equivalents	$975,000
Accounts receivable, less allowances of $854,000 at December 31, 2014	22,598,000
Inventory	27,511,000
Current portion of deferred tax asset	2,795,000
Prepaid expenses and other current assets	1,726,000
Total current assets	55,605,000

Property and equipment, net	7,987,000
Goodwill	5,546,000
Intangible, net	162,761,000
Deferred debt issuance costs, net	1,708,000
Non-current portion of deferred tax asset	1,972,000
Other non-current assets	290,000
Total assets	$235,869,000

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$6,431,000
Accrued expenses	9,575,000
Line of credit	5,000,000
Current portion of long-term debt	1,000,000
Accrued interest expense	355,000
Current portion of deferred tax liability	269,000
Total current liabilities	22,630,000

Long-term debt, less current portion	94,628,000
Non-current portion of deferred tax liability	6,114,000
Other long-term liabilities	331,000
Tax liability	218,000
Total liabilities	123,921,000

Stockholders' equity
Common stock, $0.01 par value per share; 11,500 shares authorized; 11,000 shares issued and outstanding at December 31, 2014	—
Series A preferred stock, $0.01 par value; 1,000 shares authorized; no shares issued and outstanding at December 31, 2014	—
Series B preferred stock, $0.01 par value; 1,000 shares authorized; no shares issued and outstanding at December 31, 2014	—
Additional paid-in capital	112,951,000
Accumulated deficit	(1,003,000)
Total stockholders' equity	111,948,000

Total liabilities and stockholders' equity	$235,869,000

The accompanying notes are an integral part of these consolidated financial statements.

CamelBak Acquisition Corporation and Subsidiaries

Consolidated statement of comprehensive income

Year ended
December 31, 2014

Net sales	$148,675,000
Cost of sales	86,003,000
Gross profit	62,672,000

Selling, general and administrative	44,759,000
Income from operations	17,913,000

Other (income) expense, net	(247,000)
Interest expense	10,402,000
Net income before income taxes	7,758,000

Income taxes	3,144,000
Net income and comprehensive income	$4,614,000

The accompanying notes are an integral part of these consolidated financial statements.

CamelBak Acquisition Corporation and Subsidiaries

Consolidated statement of stockholders' equity

	For the year ended December 31, 2014

	Common stock		Preferred stock		Additional
					paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance at December 31, 2013	$11,000	$—	$—	$—	$112,006,000	$(5,617,000)	$106,389,000

Accretion of incentive and profit interests	—	—	—	—	945,000	—	945,000

Net income	—	—	—	—	—	4,614,000	4,614,000

Balance at December 31, 2014	$11,000	$—	$—	$—	$112,951,000	$(1,003,000)	$111,948,000

The accompanying notes are an integral part of these consolidated financial statements.

CamelBak Acquisition Corporation and Subsidiaries

Consolidated statement of cash flows

Year ended
December 31, 2014

Cash flows from operating activities
Net income	$4,614,000
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	4,528,000
Amortization expense	8,712,000
Deferred taxes	1,589,000
Amortization of debt issuance costs	591,000
Stock-based compensation expense	945,000
Allowance for doubtful accounts receivable	(1,000)
Loss on sales of assets	143,000
Changes in operating assets and liabilities
Accounts receivable	(5,193,000)
Inventory	1,622,000
Prepaid expenses and other assets	(191,000)
Accounts payable	(398,000)
Accrued liabilities	1,407,000
Accrued interest expense	(67,000)
Accrued tax expense	439,000
Net cash provided by operating activities	18,740,000

Cash flows from investing activities
Purchase of property and equipment	(3,959,000)
Proceeds from sale of property and equipment	26,000
Net cash used in investing activities	(3,933,000)

Cash flows from financing activities
Payments on related party loans	(17,500,000)
Borrowing (repayments) on related party revolving credit facility	2,500,000
Loan origination fees	—
Net cash used in financing activities	(15,000,000)

Net decrease in cash and cash equivalents	(193,000)

Cash and cash equivalents - beginning of year	1,168,000

Cash and cash equivalents - end of year	$975,000

Supplemental disclosures of cash flow information
Interest paid	$9,879,000
Income taxes paid	$1,117,000

The accompanying notes are an integral part of these consolidated financial statements.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Notes to consolidated financial statements

Note 1 - Business and summary of significant accounting policies

Nature of business

CamelBak Acquisition Corporation (the “Company”) was incorporated in Delaware and is headquartered in Petaluma, California. The Company is a wholly-owned subsidiary of CBAC Holdings, LLC (“CBAC”), a Delaware limited liability company.

On August 24, 2011, the Company entered into a stock purchase agreement with CamelBak Products, LLC (“CamelBak Products”) and certain management stockholders pursuant to which the Company acquired all of the membership interests of CamelBak Products. Compass Group Diversified Holdings, LLC (“Compass”), a Delaware limited liability company, made loans to, and purchased a controlling interest in, the Company on August 24, 2011 and, as of December 31, 2014, owns 89.9% of the outstanding stock of the Company on a primary basis and 79.7% on a fully diluted basis.

The Company is a diversified hydration and personal protection platform offering products for outdoor, recreation and military applications. The Company offers a broad range of recreational / military hydration packs, reusable water bottles, specialized military gloves and performance accessories.

Accounting principles

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Subsequent events evaluation

Subsequent events have been evaluated through March 12, 2015, the date these financial statements were available to be issued.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future.

Use of estimates, continued

It is possible that actual conditions could be better or worse than anticipated when the Company developed the estimates and assumptions, which could materially affect the results of operations and financial position. Such changes could result in future impairment of goodwill, intangibles and long-lived assets, warranty reserve, allowance for doubtful accounts, inventory obsolescence, establishment of valuation allowances on deferred tax assets and increased tax liabilities among other things. Actual results could differ from those estimates.

Revenue recognition

In accordance with authoritative guidance on revenue recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed and determinable, and collection is reasonably assured. Shipping and handling costs are charged to operations when incurred and are classified as a component of cost of sales.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 1 - Business and summary of significant accounting policies (continued)

Revenue is recognized upon shipment of product to the customer, net of sales returns, sales taxes, and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience. Revenue is typically recorded at F.O.B. shipping point.

The Company offers sales incentives to certain customers, such as purchase volume rebates, and participates in cooperative advertising programs. The majority of sales incentives are recorded as a reduction of sales. Some qualifying cooperative advertising expenses qualify under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-50, Revenue Recognition, Customer Payments and Incentives (FASB Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)), and are recorded in operating expenses.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for doubtful accounts

The Company uses estimates to determine the amount of the allowance for doubtful accounts in order to reduce accounts receivable to their estimated net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Accounts outstanding longer than their contractual payment terms are considered past-due. The Company’s estimate also includes analyzing existing economic conditions. When the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net receivable to the amount it reasonably believes will be collectible. Allowance for doubtful accounts as of December 31, 2014 was $382,000.

Inventories

Inventories consist of raw materials, work-in-process (“WIP”), manufactured goods and purchased goods acquired for resale. Inventories are stated at the lower of cost or market, determined on the first-in, first-out (“FIFO”) method. Cost includes raw materials, direct labor, manufacturing overhead and indirect overhead. Market value is based on current replacement cost for raw materials and on net realizable value for finished goods.

Property and equipment

Property and equipment is recorded at cost. The cost of major additions or betterments is capitalized, while maintenance and repairs that do not improve or extend the useful lives of the related assets are expensed as incurred.
Depreciation is provided principally on the straight-line method over estimated useful lives. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter. Construction in progress is not depreciated until placed in service.

The ranges of useful lives are as follows:

Machinery and equipment	3-5 years
Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	shorter of useful life or lease term

Property and equipment and other long-lived assets that have definitive lives are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable (‘triggering event’). Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to its fair value.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 1 - Business and summary of significant accounting policies (continued)

Fair value of financial instruments

The carrying value of the Company’s financial instruments, including cash, accounts receivable, prepaid and other assets, accounts payable, accrued expenses and line of credit approximate their fair value due to the short-term nature. Term debt with a carrying value of $95,628,000 at December 31, 2014, approximated fair value. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.
The Company follows US GAAP guidance that has a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset or liability as of the measurement date. The three levels are defined as follows:

Fair value of financial instruments, continued

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities as of the measurement date. The types of instruments which would generally be included in Level 1 include listed equity securities.

Level 2 - Inputs are observable for the asset or liability, either directly or indirectly, as of the measurement date, but are other than quoted prices in active markets as in Level 1. The types of instruments which would generally be included in this category include unlisted derivative financial instruments and fixed income investments.

Level 3 - Inputs are unobservable for the instrument and include situations where there is little, if any, market activity for the instrument. The inputs into the determination of fair value require significant judgment or estimation by the reporting entity. The types of instruments which would generally be included in this category include privately held investments, partnership interests and similar interests, and beneficial interests in trusts held by others.

Goodwill and intangibles

Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. The Company performs impairment reviews annually at the end of the year and more frequently in certain circumstances.

In accordance with accounting guidelines, the Company is able to make a qualitative assessment of whether it is more likely than not that the fair value is less than its carrying amount before applying the two-step goodwill impairment test. If the Company concludes that it is more likely than not that the fair value is not less than its carrying amount, it is not required to perform the two-step impairment test.

The first step of the process after the qualitative assessment fails is estimating the fair value based on a discounted cash flow (“DCF”) model using revenue and profit forecast and a market approach which compares peer data and earnings multiples. The Company then compares those estimated fair values with the carrying values, which include allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of the “implied fair value” of goodwill requires the allocation of the estimated fair value to the assets and liabilities. Any unallocated fair value represents the “implied fair value” of goodwill, which is then compared to its corresponding carrying value. The Company cannot predict the occurrence of certain future events that might adversely affect the implied value of goodwill and/or the fair value of intangible assets. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on its customer base, and material adverse effects in relationships with significant customers.

The impact of over-estimating or under-estimating the implied fair value of goodwill could have a material effect on the results of operations and financial position. In addition, the value of the implied goodwill is subject to the volatility of the Company’s operations which may result in significant fluctuation in the value assigned at any point in time.

Intangible assets include customer relationships and our core technology and are subject to amortization over their respective useful lives. These intangibles are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. If facts and circumstances indicate that the carrying value might not be recoverable, projected undiscounted net cash flows associated with the related asset or group of assets over their estimated remaining useful life is compared against their respective carrying amounts. No impairments of intangible assets were identified in the year ended December 31, 2014.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 1 - Business and summary of significant accounting policies (continued)

In the event of impairment, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets. Trade names are considered to be indefinite life intangibles, and not amortized but are subject to testing for impairment annually.

Deferred debt issuance costs

Deferred debt issuance costs represent the costs associated with the issuance of debt instruments and are amortized over the life of the related debt instrument.

Warranties

The Company estimates the exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company assesses the adequacy of its recorded warranty liability quarterly and adjusts the amount as necessary. The warranty liability was $554,000 at December 31, 2014 and is included in accrued expenses on the accompanying balance sheet.

Foreign currency

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. For currencies other than the U.S. dollar, the financial statements are translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during the year for results of operations.

Foreign currency transaction gains or losses are recognized in other income. The Company recorded foreign currency transaction loss of $173,000 during the year ended December 31, 2014.

Stock-based compensation

The Company recognizes expense related to stock-based payment transactions in which it receives employee services in exchange for equity instruments of CBAC. Stock-based compensation cost for these incentive and profits interest units is estimated at the grant date based on each unit’s fair value as calculated by the Black-Scholes-Merton option-pricing model. The Company recognizes stock-based compensation as expense ratably on a straight-line basis over the requisite service period.

Income taxes

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. The Company may from time to time be assessed interest or penalties by tax jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. In the event the Company has such an assessment from a taxing authority, it is its accounting policy to recognize any interest and penalties as a component of income tax expense.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.

The Company files U.S. federal, state and foreign income tax returns in multiple jurisdictions with varying statutes of limitations. Pursuant to the statute of limitations, the Company is open to audit by the various tax regulating authorities for the 2011-2013 tax years. However, the Company currently does not have examinations in progress with any tax regulating authorities that would cause it to record an additional tax liability.

Deferred income taxes

Deferred income taxes are calculated under the liability method. Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes at the enacted tax rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is expected to more likely than not be realized. These deferred tax assets are comprised primarily of reserves not currently deductible for tax purposes. The temporary differences that have resulted in the recording of these tax assets may be used to offset taxable income in future periods, reducing the amount of taxes required to be paid. Realization of the deferred tax assets is dependent on generating sufficient

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 1 - Business and summary of significant accounting policies (continued)

future taxable income. Based upon the expected future results of operations, the Company believes it is more likely than not that it will generate sufficient future taxable income to realize the benefit of existing temporary differences, although there can be no assurance of this. The impact of not realizing these deferred tax assets would result in an increase in income tax expense for such period when the determination was made that the assets are not realizable.

Advertising

Advertising costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of comprehensive income. Advertising costs were $3,034,000 for the year ended December 31, 2014.

Research and development costs

Research and development costs are expensed as incurred and included in selling, general and administrative expense on the consolidated statements of comprehensive income. The Company incurred research and development expense of $3,119,000 for the year ended December 31, 2014.

Concentration of sales and credit risk

The Company maintains cash balances, where balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. From time to time, the Company maintains cash balances in excess of federally insured limits. The Company performs periodic credit evaluations of its customers. The Company maintains allowances for potential credit losses, and such losses have historically been within management’s expectation.

The Company’s top ten customers accounted for 46.0% of sales in fiscal year 2014. One customer accounted for more than 10% of the Company’s sales in 2014. Two customers accounted for approximately 28.7% of accounts receivable at December 31, 2014.

The Company’s products are primarily sold through retailers in the United States, Canada, and Europe and to various government agencies primarily in the United States and Europe. Sales in the United States and internationally accounted for 75.1% and 24.9% of gross sales in fiscal year 2014.

Comprehensive income

Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income was the same as the Company’s net income for the year ended December 31, 2014.

Recently adopted and issued accounting pronouncements

In July 2013, the FASB issued amended guidance for the presentation of an unrecognized tax benefit when a net operating loss carry forward exists, which is effective for the Company January 1, 2014. This amended guidance requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss carry forward, a similar tax loss or a tax credit carry forward. If an applicable deferred tax asset is not available or a company does not expect to use the applicable deferred tax asset, the unrecognized tax benefit should be presented as a liability in the financial statements and should not be combined with an unrelated deferred tax asset. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

In February 2013, the FASB issued amended guidance for presenting comprehensive income, which was effective for the Company January 1, 2013 and applied prospectively. This amended guidance requires an entity to disclose significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items in net income. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2014, the FASB issued a comprehensive new revenue recognition standard. The new standard outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 1 - Business and summary of significant accounting policies (continued)

current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries, jurisdictions and capital markets and also requires enhanced disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

Reclassifications

Certain amounts previously reported under specific financial statement captions have been reclassified to be consistent with the current period presentation. This reclassifications had no impact on the total assets or total liabilities.

Note 2 - Inventory

Inventory at December 31 is comprised of the following:

2014

Raw materials	$3,160,000
Work in progress and subassemblies	2,624,000
Finished goods	21,727,000
Total	$27,511,000

Note 3 - Property and equipment

Property and equipment at December 31 is comprised of the following:

2014

Machinery and equipment	$11,696,000
Computer equipment and software	3,646,000
Furniture and fixtures	1,831,000
Leaseholds improvements	1,099,000
18,272,000
Less accumulated depreciation	(12,768,000)
Construction in progress	2,483,000
Total	$7,987,000

Depreciation expense for the year ended December 31, 2014 was $4,528,000.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 4 - Goodwill and intangible assets

As of December 31, goodwill and intangible assets are comprised of the following:

	2014	Estimated useful life

Customer relationships	$79,000,000	15
Technology	23,000,000	6-11
Patents	1,400,000	9
Non-compete agreements	1,200,000	1-2
	104,600,000
Accumulated amortization:	(30,239,000)
Trade names, not subject to amortization	88,400,000
Total intangibles	162,761,000
Goodwill	$5,546,000

Amortization of intangibles was approximately $8,712,000 for the year ended December 31, 2014.

Estimated charges to amortization expense of intangible assets over the next five years are as follows:

As of December 31, 2014
Years ending December 31,
2015	$8,712,000
2016	8,712,000
2017	7,962,000
2018	6,462,000
2019	6,462,000
Thereafter	36,051,000
Total	$74,361,000

Approximately $277,000 of goodwill is deductible for income tax purposes at December 31, 2014.

Note 5 - Debt

In connection with the acquisition of the Company, on August 24, 2011, the Company obtained a $25 million revolving line of credit (“Revolving Credit Facility”) from Compass, the majority shareholder.

The Company also obtained an $84 million loan commitment (“Term A”) from Compass. The Term A maturity date is August 31, 2017, or such earlier date pursuant to event of default as defined. The Term A loan requires quarterly principal payments of $250,000, commencing December 31, 2011 and continuing to the maturity date, with the remaining balance due August 31, 2017.

The Company also obtained a $47 million Term B Loan Commitment (“Term B”) from Compass. The Term B maturity date is August 31, 2018, or such earlier date pursuant to event of default as defined. The Term B loan requires full payment on the maturity date.

On March 6, 2012, the Company funded the preferred stock redemption partially with cash through debt with Compass of $19,233,000. This included $12,822,000 of Term A and $6,411,000 of Term B. The original credit agreement was amended to increase Term A debt and Term B debt principal to $96,822,000 and $53,411,000 respectively. The additional commitment fee was waived in connection with the amendment. No other significant terms were modified. For further discussion of preferred stock redemption, see Note 9.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 5 - Debt (continued)

On July 1, 2013, the Company entered into a new credit agreement with Compass that replaced the former credit agreement. Interest rates changed for Term A, Term B and the Revolving Credit Facility. No other significant terms were modified. The Company paid a commitment fee of $160,000 in connection with the new credit agreement.

At the Company’s option, advances under the Revolving Credit Facility and Term A loan interest can be either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of the prime rate of interest or the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus a margin ranging from 3.00% to 4.00% based upon the Total Debt to EBITDA Ratio. The base rate margin ranged from 3.50% to 4.50% under the previous credit agreement. LIBOR rate is the greater of 1.00% or the applicable LIBOR rate, plus a margin ranging from 4.00% to 5.00% based upon the Total Debt to EBITDA Ratio. The LIBOR margin ranged from 4.50% to 5.50% under the previous credit agreement.

Term B interest is at a rate per annum of 12.5% comprised only of cash interest. Under the former credit agreement, Term B interest was at a rate per annum of 13.5% comprised of cash interest of 12.0% per annum and additional non-cash interest (“PIK”) at a rate per annum of 1.5%. The Company had the right in their discretion, but not obligation, to pay all or any portion of the accrued but undischarged PIK interest in cash at any time.

The Company pays an unused availability fee quarterly equal to 0.5% of the unused portion of the Revolving Credit Facility. The borrowing availability under the Revolving Credit Facility at December 31, 2014 was approximately $19.9 million.

The loans and Revolving Credit Facility with Compass are collateralized by the Company’s right, title and interest in the Company’s net assets except for certain excluded intangible assets as defined in the collateral agreement with Compass. The loan agreements also include certain financial covenants including, but not limited to, requirements to maintain certain fixed charges and leverage ratios. As of December 31, 2014, the Company was in compliance with all financial covenants under its credit agreements.

As of December 31, long-term debt and the related current portion consist of the following:

2014

Term A loan	$42,217,000
Term B loan	53,411,000
95,628,000
Less current portion	(1,000,000)
Long-term debt	$94,628,000

As of December 31, 2014 the schedule of future maturities of long-term debt is as follows:

As of December 31, 2014
Year ending December 31,
2015	$1,000,000
2016	1,000,000
2017	40,217,000
2018	53,411,000
2019	—
Total	$95,628,000

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 6 - Income taxes

The Company is subject to federal, state, and foreign income taxes.

As of December 31, components of the Company’s income tax provision are as follows:

2014
Current taxes
Federal	$1,380,000
State	92,000
Foreign	153,000
Total current taxes	1,625,000

Deferred taxes
Federal	1,298,000
State	221,000
Foreign	—
Total deferred taxes	1,519,000
Total tax expense	$3,144,000

As of December 31, the tax effects of temporary differences that have resulted in the creation of deferred tax assets and deferred tax liabilities are as follows:

2014
Deferred tax assets
Accrued expenses and reserves	$1,953,000
Transaction costs	1,463,000
Section 263A	936,000
Depreciation	385,000
State taxes	30,000
Total deferred tax assets	$4,767,000
Deferred tax liabilities
Intangible assets	$(6,078,000)
Prepaid expenses	(269,000)
Section 481	(36,000)
Total deferred tax liabilities	(6,383,000)
Total net deferred liability	$(1,616,000)

As of December 31, the reconciliation between the Federal Statutory Rate and the effective income tax rate for 2014 is as follows:

2014

United States Federal Statutory Rate	34.00%
Foreign and state income taxes	3.24%
Permanent items	1.15%
Non-deductible profit interest	4.14%
Increasing research activities and R&D credits	(1.84)%
Other	(0.16)%
Effective income tax rate	40.53%

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 6 - Income taxes (continued)

In 2013, the Company recorded a liability in the amount of $148,000 due to the uncertainty of its research and development credits. The Company recorded an additional liability for 2014 credits in the amount of $70,000. The Company does not anticipate any significant changes to its ASC 740-10 reserve within 12 months.

Note 7 - Commitments and contingencies

Leases

The Company leases facilities and equipment under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods.

The future minimum rental commitments at December 31, 2014 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

As of December 31, 2014
Year ending December 31,
2015	$1,481,000
2016	1,819,000
2017	1,785,000
2018	1,659,000
2019	1,296,000
Thereafter	441,000
Total	$8,481,000

For the year ended December 31, 2014, the Company incurred $2,122,000 in rent expenses.

Legal

In the ordinary course of business, the Company may become the subject of various claims and litigation. The Company maintains insurance to cover many of its potential losses, and it is subject to various deductibles with respect to its insurance. It is possible, however, that an unexpected claim, lawsuit, judgment or result could be made or rendered against the Company in cases in which it could be uninsured, underinsured or in amounts beyond the amounts it currently has reserved or anticipates incurring.

Note 8 - Incentive and profit interest compensation

In consideration of its employment and services provided to CamelBak Products, CBAC awarded, to certain employees and directors of the Company, incentive interests of Class A units (“Class A Units”), profit interests of Class B units (“Class B Units”), and profit interests of Class C units (“Class C Units”), as defined in CBAC’s Limited Liability Company Agreement. CamelBak Products is a wholly-owned subsidiary of the Company.
Under CBAC’s Limited Liability Company Agreement and subsequent amendments, CBAC is authorized to issue 11,500 Class A Units, 956 Class B Units, and 477 Class C Units.

Valuation assumptions

The Company uses the Black-Scholes-Merton option-pricing model to estimate the fair value of the units granted. Expected term is based on time that a liquidity event would most likely occur. Estimated volatility is based on an analysis of comparable companies. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury strips maturing at the expected term. The Company does not anticipate paying dividends over the expected term and therefore used 0% for dividend yield.

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 8 - Incentive and profit interest compensation (continued)

No units were granted in 2014. The fair value of each unit granted was estimated on the date of grant based on the following weighted-average assumptions for the fiscal year ended December 31, 2012:

As of December 31, 2012

Expected term in years	5.00
Expected volatility	35.5%
Risk free interest rate	0.9%
Dividend yield	0%

A summary of the Company’s incentive and profits interest activity is as follows for the year ended December 31, 2014:

	Class A Units		Class B Units		Class C Units
	Number of units	Weighted-average grant date fair value	Number of units	Weighted-average grant date fair value	Number of units	Weighted-average grant date fair value

Outstanding at January 1, 2014	8	$9,063	949	$3,545	477	$2,552
Granted	—		—		—
Balance at December 31, 2014	8	$9,063	949	$3,545	477	$2,552

Non-vested at January 1, 2014	8	$9,063	610	$3,545	307	$2,552
Granted	—	—	—	—	—	—
Vested	—	—	(227)	3,545	(114)	2,552
Non-vested at December 31, 2014	8	$9,063	383	$3,545	193	$2,552

Vested and expected to vest after
December 31, 2014	8	$9,063	949	$3,545	477	$2,552

Valuation assumptions (continued)

As of December 31, 2014, there was a total unrecognized incentive and profit interest compensation expense of $1,727,000 that will be recognized over a period of approximately 2 remaining years.

For the year ended December 31, 2014, the Company recognized $945,000 of incentive and profit interest compensation in selling, general and administrative expense in the consolidated statement of comprehensive income. The incentive and profit interests agreements are administered by the Board of the Company or, if established by the Board, the Compensation Committee of the Board, which has the authority to determine the type of profit and incentive award, as well as the terms and conditions of the awards. As of December 31, 2014, only profit and incentive interests have been granted.

Note 9 - Stockholder’s equity

On August 24, 2011, the Company entered into a stock purchase agreement with CamelBak Products and certain management stockholders pursuant to which the Company acquired all of the membership interests of CamelBak Products. Compass made loans to and purchased an 89.9% controlling interest in the Company. The purchase price, including proceeds from noncontrolling interests, was approximately $258.6 million (excluding acquisition-related costs).

Compass funded its portion of the acquisition through funds provided by a private placement of 1,575,000 of its common shares at the closing price of $12.50 per share on August 23, 2011, to CGI Magyar Holdings LLC (“CMH”), Compass’ largest

CamelBak Acquisition Corporation and Subsidiaries
Year ended December 31, 2014

Note 9 - Stockholder’s equity

shareholder. In addition, an affiliate of CMH purchased $45.0 million of 11% convertible preferred stock in the Company and the Company management and certain other investors invested in the transaction alongside Compass, collectively representing an approximate 10.1% initial noncontrolling interest on both a primary and fully diluted basis.

Classes of stock
The Company is authorized to issue two classes of stock designated as common stock, $0.01 par value per share, and preferred stock, $0.01 par value per share. The preferred stock may be issued in one or more series. The first series consists of 1,000 shares of Series A Convertible Preferred Stock, $0.01 par value. The second series consist of 1,000 shares of 11% Series B Cumulative Redeemable Preferred Stock, $0.01 par value. The total number of shares of all classes of capital stock that the Company is authorized to issue is 13,500 shares as follows: 11,500 shares of common stock and 2,000 of preferred stock. At December 31, 2014, 11,000 common stock shares were issued.

Repurchase of preferred stock

On March 6, 2012, the Company redeemed its 11% convertible preferred stock for $45.3 million plus accrued dividends of $2.7 million, from an affiliate of CMH ($47.7 million), and noncontrolling shareholders ($0.3 million). The Company funded the redemption with its cash through debt with Compass and an equity contribution from Compass of $19.2 million and $25.9 million, respectively. In addition, noncontrolling shareholders of the Company invested $2.9 million of equity in order for Compass and noncontrolling shareholders to maintain existing ownership percentages of the Company’s common stock of 89.9% and 10.1%, respectively.

Note 10 - Employee retirement plan

The Company maintains a 401(k) plan for employees who are at least 21 years of age, and the employees are eligible to participate the 1st of the month after 30 days of employment. Non-resident aliens and part-time/temporary/seasonal employees are not eligible. Company contributions are based on the amounts contributed by eligible employees up to 3% of an eligible employee’s salary. The total employer contributions were $255,000 for the year ended December 31, 2014.

Note 11 - Related party transactions

During fiscal year 2014, the Company entered into various loans with its majority stockholder, Compass. Amounts outstanding were $101,124,000 as of December 31, 2014. Interest and commitment fees paid on the Compass loans were $9,983,000 for the year ended December 31, 2014. In addition, there was an annual management fee of $500,000 for the year ended December 31, 2014, to Compass Group Management, LLC, the manager of the day-to-day operations and affairs of Compass.

Note 12 - Subsequent Events

On January 1, 2015, the Company amended the credit agreement with Compass. The outstanding Term B Loan was paid in full with proceeds from an additional Revolving Loan in the amount of $10,000,000, and the advance of an additional Term A Loan. Interest rates changed for the Term A and the Revolving Credit Facility. No other significant terms were modified. The Company paid an amendment fee of $100,000 in connection with the amended credit agreement.